    As filed with the Securities and Exchange Commission on January 3, 2001.
                                                      Registration No. 333-33842

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                  PRE-EFFECTIVE
                              AMENDMENT NO. ONE TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------


                                 HEALTHAXIS INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           Pennsylvania                                      23-2214195
-------------------------------                         ---------------------
(State or other jurisdiction of                           (I.R.S. employer
 incorporation or organization)                         identification number)

                                 HealthAxis Inc.
                                2500 DeKalb Pike
                             East Norriton, PA 19401
                             Telephone (610)279-2500
     (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Michael Ashker
                      President and Chief Executive Officer
                                 HealthAxis Inc.
                                2500 DeKalb Pike
                             East Norriton, PA 19401
                             Telephone (610)279-2500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:


     Barry H. Genkin,  Esquire                    Richard N. Weiner, Esquire
Blank Rome Comisky & McCauley LLP            Stradley Ronon Stevens & Young, LLP
       One Logan Square                             2600 One Commerce Square
Philadelphia, Pennsylvania 19103                     Philadelphia, PA 19103


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                         Proposed           Proposed
                                                                          maximum            maximum           Amount of
               Title of securities                   Amount to be     offering price        aggregate        registration
                to be registered                      Registered         per share       offering price           fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share, issuable
upon conversion of debentures..................        4,269,740(1)       $9.00(2)         $38,427,660(2)
                                                       =========          ======           ===========

Common Stock, par value $.10 per share, issuable
upon exercise of warrants and options..........          911,124(3)            (4)          49,219,107(4)
                                                       =========          ======           ===========
Total..........................................        5,180,864                           $43,346,677         $ 11,487 (5)
                                                                                           ===========         ========
----------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement covers 4,269,740 shares of HealthAxis Inc. common stock issuable upon the conversion of debentures owned by selling shareholders of which shares may be offered from time to time.
(2) Based upon the maximum conversion price of $9.00 as set forth in the debentures, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities
      Act of 1933, as amended.
(3) This Registration Statement covers 911,124 shares of HealthAxis Inc. common stock issuable upon the exercise of warrants and options owned by selling shareholders, of which shares may be offered from time to time.
(4) Based upon the exercise price of $4.48 with respect to 300,000 shares, $4.25 with respect to 318,042 shares, $3.28 with respect to 20,000 shares, $9.00 with respect to 223,082 shares and $3.00 with respect to 50,000 shares, as set forth in the warrants and options, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.
(5) A fee of $10,787 was paid with the initial filing and a fee of $700.00 is being paid with this Amendment No. One.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(A), may determine.

================================================================================

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated January 3, 2001



                                   PROSPECTUS



                                 HEALTHAXIS INC.

                        5,180,864 Shares of Common Stock


         This prospectus relates to the offering, which is not being underwritten, of 5,180,864 shares of our common stock by some of our current shareholders listed on page 13.

         Prospective investors should carefully consider "Risk Factors" beginning on page 5 of this prospectus.

        Our common stock is traded on the Nasdaq National Market under the symbol "HAXS." On December 29, 2000, the last sales price of our common stock as reported on the NASDAQ National Market was $1-7/16 per share.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.






               The date of this prospectus is _____________, 2001.

                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----

Summary.................................................................   3
Risk Factors.............................................................  4
Forward Looking Statements............................................... 11
Use of Proceeds.......................................................... 12
Selling Shareholders..................................................... 13
Plan of Distribution..................................................... 16
Description of Securities................................................ 18
Experts................................................................   20
Legal Matters............................................................ 20
Where You Can Find More Information...................................... 20

                                     Summary

         This summary highlights information contained in other parts of this prospectus. It does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

         As used in this prospectus, the term HAI means HealthAxis Inc. (formerly Provident American Corporation) and its subsidiaries, including HealthAxis.com, Inc. HealthAxis.com, Inc. is referred to as HealthAxis.

         Our principal executive offices are located 2500 DeKalb Pike, East Norriton, Pennsylvania 19401 and our telephone number is (610) 279-2500.

         HAI incorporated HealthAxis in March 1998 for the purpose of selling insurance products on the Internet. In December 1998, HealthAxis initiated online insurance distribution through America Online and the World Wide Web through the "soft launch" of one of HAI's products in 18 states. During 1998, the board of directors of HAI made a strategic decision to sell its insurance underwriting business and focus its capital and managerial resources on e-commerce sales of insurance through HealthAxis. In pursuit of this goal, between December 1998 and November 1999, HAI sold its traditional insurance businesses in a series of unrelated transactions, including the sale of PILIC to AHC Acquisition, Inc. As a result of these sales, by the end of 1999, HealthAxis was HAI's only operating subsidiary.

         During 1999, HealthAxis continued to focus on expanding the geographic scope and diversity of the products offered on its website through its carrier partner agreements with nationally recognized insurance companies. Throughout 1999, HealthAxis continued to integrate new carrier partner products on its website and made additional technological enhancements to its website. On January 7, 2000, Insurdata Incorporated, with over 300 technology professionals and 20 years of experience, was merged into HealthAxis. In June 2000, HealthAxis entered into an asset purchase agreement to sell to Digital Insurance, Inc. the assets used in connection with its retail website, including the current and next generation of the retail website user interface. Since completion of the Digital sale on October 13, 2000, HealthAxis is focused exclusively on providing Internet based application solutions and services to both healthcare payers and those entities involved in the distribution and administration of health insurance and will no longer be an Internet based insurance agency.

         HealthAxis offers a fully functional Internet platform for the distribution of health insurance products to the individual, small group, and large group markets, both on a direct basis and through existing intermediaries such as agents, affinity relationships and benefits consulting firms. HealthAxis also offers a suite of Internet based software applications and services designed to enhance the efficiency and effectiveness of insurance plan distribution, claims administration, benefits enrollment, benefits maintenance and conversion of insurance claims information to electronic form. HealthAxis also provides systems integration, technology management and data capture services to its clients.

         HealthAxis' suite of integrated proprietary software addresses the workflow and processing inefficiencies embedded in the healthcare insurance industry. The software enables HealthAxis' clients to reduce costs and improve customer service through the use of online benefits enrollment and administration services. The software increases the efficiency of a client's operations by eliminating paper-based processes and improving the client's ability to capture, process and share data with plan members and other industry participants within the healthcare system.

         HealthAxis offers the suite of proprietary integrated workflow and business software applications described below:

         Insur-Web is HealthAxis' technology that provides an Internet gateway to the application solutions group's other proprietary business applications. Insur-Web allows clients to provide direct access to their systems and data within a secure environment, thereby lowering transaction costs and shortening cycle times for their constituent users. This application can also be used to enable a payor's own legacy system to utilize the Internet.

         Insur-Image is a seamless scanning optical character recognition and data verification workflow system specifically engineered for claims processing that enables payors to create a paperless environment.

         Insur-Voice is a scaleable, flexible, interactive voice response system that provides employees, providers and employers 24-hour access to information, thereby improving service while reducing customer service costs.

         Insur-Enroll is an Internet and interactive voice response enabled enrollment and eligibility function which provides 24-hour interactive enrollment, eligibility and life event management and supports an unlimited number of benefit plans including, health, dental, life, vision, accident and disability, and medical and dependent care flexible spending accounts.

         Insur-Admin is a comprehensive benefits administration system that features enrollment, group and individual billing and premium collection and reconciliation for third-party administrators, insurers, self-administered groups, health plan network managers and healthcare purchasing cooperatives.

         Insur-Claims is a comprehensive claims processing system for health, dental, vision, short-term disability, executive reimbursement and medical and dependent care flexible spending accounts and includes auto adjudication and preferred provider organization repricing functions. A rules-based approach allows Insur-Claim to be fully customized, which allows the system to handle complex benefit structures and provider reimbursement arrangements.

         Insur-Retail. HealthAxis provides technology and related services to assist both payers and intermediaries in selling health insurance products online. Such technology and services can be purchased either as a suite of web based software and services or on a stand-alone basis. The suite of services may include connectivity technology as embodied in Insur-Enroll, Insur-Web, and Insur-Admin and/or platform design and presentation layer assistance. HealthAxis is also capable of providing would-be plan distribution agents with a complete Internet based insurance distribution platform.

         In addition, the application solutions group offers the following products and services:

         Systems Integration and Technology Management Services which provide clients with cost-effective design, development and implementation of technical solutions for healthcare organizations and consist of four primary offerings: information technology planning, multi-vendor system integration, application software maintenance and workflow automation.

         Imaging and Electronic Data Capture Services which provide outsourcing services to convert paper healthcare claims into electronic transactions efficiently. Additionally, HealthAxis provides mailroom services to sort incoming healthcare claim forms prior to imaging.

         Web Based Image Storage and Retrieval which provides claims image retrieval services via the Internet from a standard desktop personal computer using a web browser.

         HealthAxis' clients include large insurance carriers, Blue Cross and Blue Shield organizations, independent entities that administer claims processing and payment, self-funded employers, and other industry participants. HealthAxis also offers systems integration, technology management and data capture services to these same customer client groups.

         HealthAxis has over 20 years of experience building software applications and developing systems for the healthcare payor industry. HealthAxis' current client base represents approximately 750,000 insured lives (excluding covered dependents) enrolled under the proprietary software applications and approximately 1,000,000 claims per month through the data capture services.


                                  Risk Factors


         You should consider carefully the risks associated with the ownership of our common stock. These risks are described in detail below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information" before you decide to purchase shares of our common stock.


Business Related Risks


Because we have a history of operating losses, investors could lose all or a portion of their investment.

         Although we recently sold the assets related to our retail website, which accounted for the majority of the operating losses, we have incurred significant losses since our inception and may continue to incur losses into the future. As of September 30, 2000, we have an accumulated deficit of approximately $102.5 million. Our limited operating history makes it difficult to evaluate our future prospects. Furthermore, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. We expect negative cash flow from operations to continue through the second quarter of 2001.

If the healthcare industry does not accept our new information technology, or acceptance occurs at a slower pace than anticipated, we may never increase revenues and generate net income.

         We believe that the claims and administration segment of the healthcare industry has historically under invested in information technology. If the conversion from traditional paper methods to electronic information exchange does not continue to occur or this conversion occurs at levels below those we currently anticipate, we would not sell a sufficient amount of our products and services to increase revenues and generate net income. In addition, even if industry participants convert to electronic information exchange, they may not elect to use our applications and services.

The loss of one or more of our large clients would result in decreased sales and revenues.

         We expect that a small number of clients, including UICI and its subsidiaries, which are in the aggregate our largest client, will continue to account for a substantial portion of our total revenues for the foreseeable future. For the nine months ended September 30, 2000, UICI and its subsidiaries accounted for an aggregate of approximately $20.9 million, or 64% of HealthAxis' total revenues from continuing operations. For the year ended December 31, 1999, UICI and its subsidiaries accounted for an aggregate of approximately $28.2 million of HealthAxis' pro forma total revenues, which represented approximately 66% of pro forma revenue for the period. A portion of HealthAxis' revenue from UICI in the past was for year 2000 services that have been substantially completed. UICI experienced a net loss for the year ended December 31, 1999. Management is unable to predict whether UICI will continue to experience financial difficulties in the future. HealthAxis would suffer a decrease in revenues if UICI or its subsidiaries experience financial difficulties impacting UICI's ability to pay HealthAxis for services.

         Other large clients of HealthAxis include Digital Insurance, Inc. and CIGNA. For the nine months ended September 30, 2000, these companies in the aggregate accounted for 7.0% of HealthAxis total revenues from continuing operations. HealthAxis anticipates that Digital Insurance, Inc. will account for approximately 5.0% of HealthAxis' total revenue for the year ended December 31, 2000. The loss of one or more of these significant clients, or the failure to generate anticipated revenue from these clients, would result in decreased sales and revenues.

Our competitors may be more successful in attracting customers, which could result in decreased sales, a loss of revenue and a decrease in the value of our common stock.

         Our major competitors include WebMD, RIMS, ChannelPoint, Erisco, El Dorado, TXEN, a division of Nichols Research Corp., and Amisys Managed Care Systems, Inc., a division of HBOC, EbenX and Firepond. We compete with the internal information resources and systems of certain of our prospective and existing clients. These competitors could develop or offer superior functionality with respect to specific or overall applications. Some of our current and potential competitors are larger, better capitalized and have greater financial and operating resources than us. These competitors may be able to respond more quickly to changes in consumer requirements or preferences and be able to devote greater resources to the development, promotion and sale of their products or to claims processing services.

Errors in the application solutions could detract from the reliability and quality of our information systems, which, in turn, would result in decreased sales, a loss of revenue and a decrease in the value of our common stock.

         We devote substantial resources to meet the demands of the claims and administration segment of the healthcare industry for a high level of reliability and quality from its information systems. Through extensive client acceptance testing requirements, historically HealthAxis has experienced a limited number of application solutions errors. However, application solutions like most software applications, depending upon the complexity of the application, may contain undetected errors. These errors may result in loss of data, a reduction in the ability to process transactions on a timely basis, or loss of, or delay in, market acceptance of HealthAxis' application solutions. We have attempted to limit contractually and through insurance coverage damages arising from negligent acts, errors, mistakes or omissions in our application solutions or in rendering the application solutions group's services; however, these contractual protections could be unenforceable or insufficient to protect us from liability for damages in connection with the successful assertion of one or more large lawsuits.

If we are unable to protect our proprietary technology, our competitors could use our proprietary technology to compete against us and our revenues would be reduced.

         Our success depends to a significant extent on our ability to protect the proprietary and confidential aspects of our application solutions and the tradenames associated with them. Our applications solutions are not patented and existing copyright laws offer only limited practical protection. These legal protections afforded to us or precautions we take may be inadequate to prevent misappropriation of our technology or the tradenames associated with our application solutions. Any infringement or misappropriation of our proprietary application solutions or the related tradenames could have the effect of allowing competitors to use our proprietary information to compete against us or result in costly litigation in order to protect our rights. In addition, these limited protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services.

We may be subject to trademark and service mark infringement claims, which could result in costly litigation and additional losses or decreased revenues.


         As competing healthcare information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could direct the time and attention of our technical and management teams. Further, if a court determined that we infringed on the intellectual property rights of a third party, we could be required to:


         o  develop non-infringing technology or tradenames,
         o  obtain a license to the intellectual property,
         o stop selling the applications or using names that contain the infringing intellectual property, or
         o  pay substantial damage awards.

         If we cannot develop non-infringing technology or tradenames or obtain a license on commercially reasonable terms, any of the above listed potential court ordered requirements would adversely impact our operations and revenues. Additionally, in December 1998, a third party notified Insurdata Incorporated that it believed Insurdata Incorporated had infringed upon a common law trademark held by such party through its use of the name "Insur-Web" because a similar name is currently being utilized by the third party.

If we are unable to register the service marks "HealthAxis" and "HealthAxis.com," we will not be able to take advantage of the benefits and protections provided by owning a registered service mark.

         HealthAxis was notified by the US Patent and Trademark Office that it had preliminarily denied registration of the service marks "HealthAxis" and "HealthAxis.com" on the basis of potential confusion with an allegedly similar registered service mark. HealthAxis is attempting to overcome the U.S. Patent and Trademark Office's preliminary denial by negotiating a consent with the party holding the similar mark. This party has agreed to HealthAxis' registration of these marks. Until the U.S. Patent and Trademark Office approves this agreement, HealthAxis can not provide any assurance as to whether it will be successful in overcoming the U.S. Patent and Trademark Office's preliminary denial of registration.

Our failure to meet performance standards described in our services agreements could result in additional losses or decreased revenues.

         Many of our service agreements contain performance standards. Historically, HealthAxis has failed and it currently anticipates that it will continue to fail to meet certain contractual performance standards related to turnaround times, availability and quality standards, set forth in its customer agreements. Our failure to meet these standards could result in the termination of these agreements as well as financial penalties from current clients and decreased sales to potential clients. These penalties range from less than 1% to a maximum of 3% to 6% (for data capture agreements) of the aggregate amount payable under these agreements. If we are unable to maintain performance standards, we may experience decreased sales, decreased revenues and continued losses.

Our operations outside of the United States may subject us to additional risks, which could result in decreased revenues and a decrease in the value of our common stock.

         We conduct operations related to the conversion of insurance claims information to electronic form in Jamaica through an indirect subsidiary. The Jamaican subsidiary and HealthAxis' subsidiary in Utah provide these services to some of HealthAxis' application solutions clients in addition to clients that only contract for these data capture services. For the nine months ended September 30, 2000, HealthAxis earned 7% of its total revenues from its Jamaican operations. Our management has limited experience in the area of foreign operations and may be unable to predict which risks are most likely to present problems or resolve these problems when or if they occur. There is less government regulation in Jamaica and there may be more difficulty in enforcing legal rights . Additionally, there is the possibility of expropriation or confiscatory taxation, limitations on the removal of property or other assets, political or social instability or diplomatic developments which could affect our Jamaican operations and assets.

         Currently, our Jamaican subsidiary is able to take advantage of the Jamaican labor market which provides both competent and less expensive labor and as of September 30, 2000, our Jamaican subsidiary had 99 employees. If the risks or problems posed by conducting operations in Jamaica require significant financial or managerial resources or we are forced to relocate these operations, our costs to provide these services would increase and revenues would decrease.

Internet and Insurance Industry Related Risks

If a sufficient number of consumers and insurance payers do not accept the Internet as a medium for health insurance sales and administration, we may be unable to increase revenues and decrease losses.

         If insurance payers do not accept the Internet as a medium for policy sales and claims administration, we will not be able to increase revenues through sales of our application solutions. The health insurance industry's traditional paper based methods are well established and the industry may be resistant to change.

In order to maintain compliance with insurance regulations, we may need to expend financial and managerial resources which could reduce our revenues and the value of our common stock.

         The insurance industry is highly regulated and the regulations that govern us and our customers are subject to change. Changes in these regulations could require us to expend additional financial and managerial resources to maintain our licenses and to revise our application solutions in order to comply with any revised or new regulation.

         We also face regulatory risk because most of the laws and regulations governing insurance agents contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures or other documents through electronic communications. While the Electronic Signatures in Global and National Commerce Act or the "E-SIGN Act" recently became law, state and federal regulatory agencies and courts have not interpreted this act yet. Additionally, many states and insurance regulatory agencies have not yet enacted laws or regulations which specifically allow for electronic signatures instead of traditional signatures. Until the insurance laws and regulations are revised to clarify their applicability to electronic commerce or the E-SIGN Act and state electronic signature laws are specifically applied to insurance transactions, our existing and potential customers will face uncertainty as to compliance with these laws and regulations. Until this uncertainty is resolved, our Internet based application solutions may not be widely accepted in the insurance industry.

Investment Related Risks


Because members of management and UICI own a substantial portion of HAI's common stock, other shareholders will not have the ability to control company actions that may be in their best interest.

         UICI and certain members of current management, including Messrs Ashker and Clemens, own or control approximately 49% of HAI's outstanding common stock. Additionally, pursuant to a shareholders agreement entered into between UICI and certain members of management, including Messrs. Ashker and Clemens, UICI and members of current management have the right to nominate for election three directors and mutually nominate three additional directors. As a result, UICI and members of current management, acting together, have sufficient voting power to influence the outcome of corporate matters submitted to the vote of shareholders or are in a position to refrain from taking action favored by unaffiliated shareholders. Those individuals and UICI may make decisions which are not in the best interest of the unaffiliated shareholders.

         In addition, the concentration of ownership in UICI and members of current management could have the effect of delaying or preventing a change in control of HAI and may eliminate the opportunity for HAI shareholders to realize a premium over the then-prevailing market price for their shares. Sales by UICI or members of current management of a significant number of shares of our stock could have an adverse effect upon the prevailing market price of our common stock.

Shareownership by current management and UICI may result in the inability of public shareholders to replace current management.

         UICI and some members of current management, including Messrs. Ashker and Clemens, own or control a significant percentage of the outstanding HAI common stock. In addition some members of the board of directors, including, Messrs. Ashker and Clemens, by virtue of their positions as trustees of two voting trusts, have shared voting power with the other trustees over 19.4% of HealthAxis' outstanding capital stock. Acting together, UICI and these individuals will control the nominees for election as directors as well as other matters submitted to shareholders. As a result, public shareholders may be unable to replace current management.

Potential conflicts of interest could arise because some people serve as directors and officers of both HAI and UICI.

         Various conflicts of interest between UICI and HAI could arise because persons serving as directors, of both HAI and UICI may have conflicting duties to each entity. Gregory T. Mutz, Chief Executive Officer of UICI, and Patrick J. McLaughlin are directors of HAI and UICI. The relationship of these two individuals with UICI could also create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for UICI and for HAI. For example, conflicts may arise related to the ongoing relationships between UICI and HAI related to the nature, quality or pricing of services rendered by HAI to UICI or by UICI to HAI or sales or distributions by UICI of all or a portion of its ownership interest in HAI. Given the relationships of these individuals with UICI, their vote may result in a more favorable resolution of a matter to UICI than HAI.

Because HealthAxis' agreements with UICI have not been subject to arm's-length negotiations, these agreements will likely be less favorable to HealthAxis than agreements negotiated with third parties.

         As a result of UICI's control of Insurdata Incorporated prior to the merger of Insurdata Incorporated and HealthAxis, none of the terms of Insurdata Incorporated's contracts with UICI and its subsidiaries, including the outsourcing agreement entered into between Insurdata Incorporated and UICI, were subject to arm's-length negotiations between the parties. As a result, these agreements include terms and conditions that may be less favorable to HealthAxis than terms contained in agreements negotiated with third parties. For example, the outsourcing agreement with UICI limits HealthAxis pre-tax profit margin and provides that if HealthAxis charges an unaffiliated third party a rate that is lower than it charges UICI and its affiliates for similar services, UICI and its affiliates would be entitled to receive the lower rate. The outsourcing agreement terminates after an initial term of five years. However, at UICI's option, HealthAxis is required to negotiate, in good faith, a three year renewal term prior to the expiration of the agreement. While HealthAxis intends to negotiate the terms of the renewal with UICI upon expiration of the outsourcing agreement and any new agreement thereafter, UICI, as HealthAxis' largest customer and the holder of a substantial amount of HAI's common stock, will likely receive terms more favorable to UICI than terms contained in agreements negotiated with third parties.


                           Forward Looking Statements

         Some of the information in this proxy statement/prospectus may contain "forward-looking statements." Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words.

         These forward-looking statements regarding our business and prospects are based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in those statements. These forward-looking statements involve risks and uncertainties that are described in detail under "Risk Factors" and elsewhere in this prospectus:

         Any one or a combination of these factors could have a material adverse effect on our business, financial condition and results of operations. These forward-looking statements represent our judgment as of the date of this proxy statement/prospectus.

                                 Use of Proceeds

         This Prospectus relates to the offering, which is not being underwritten, of 5,180,864 shares of our common stock by some of our current shareholders listed on page 16. We refer to these shareholders as selling shareholders in this document.

         4,269,740 of the shares of common stock being sold by these selling shareholders are issuable upon conversion of the principal amount of and interest earned on the debentures which were originally issued on September 14, 1999. 911,124 of the shares of common stock being sold by these selling shareholders are issuable upon exercise of warrants or options.

         All net proceeds from the sale of HAI common stock will go to the shareholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling shareholders, except that we may receive the exercise price from the exercise of options and warrants underlying the common stock registered to the extent the selling shareholders do not utilize the cashless exercise provisions contained in the option or warrant agreements. The proceeds from the exercise of the options and warrants will be used for working capital and other general corporate purposes. These selling shareholders may sell their HAI common stock in one or more transactions on the Nasdaq National Market at market prices prevailing at the time of sale or in private transactions at negotiated prices.

                              Selling Shareholders

         The following table provides certain information regarding the beneficial ownership of our common stock by the shareholders selling common stock under this prospectus prior to and after the offering. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities.


                                                                                  No. of
                                     No. of Shares       No. of Shares            Shares      Percent of Shares
                                    Owned Prior to       Being Offered         Owned After       Owned After
      Selling Shareholder            the Offering           for Sale           the Offering     the Offering
      -------------------           --------------       -------------         ------------   -----------------

Brown Simpson Partners I, Ltd.         4,366,621          2,069,421(1)(18)       2,297,200           4.2%

Brown Simpson-ORD
Investments LLC                          333,998            245,064(2)(18)          88,934           0.2%

LB I Group Inc.                        2,656,488          1,633,754(3)(18)       1,022,734           1.9%

UICI                                  24,241,243            272,292(4)(18)      23,968,951          45.1%

Alvin H. Clemens                       6,109,837            272,292(4)(18)       5,837,545          10.9%

Royal Bank of Canada                      50,000             50,000(5)

Arden O. French, Jr.                      45,090             45,090(6)               --              --

Paul J. Klimczak                          65,274             65,274(7)               --              --

Judith D. Gordon                          48,803             48,803(8)               --              --

Roger McConnell                           24,728             24,728(9)               --              --

Charles D. Phillips                       22,841             22,841(10)              --              --

Calvin R. Sulak                           40,147             40,147(11)              --              --

Michael S. Nickols                        25,328             25,328(12)              --              --

Donald Snelling                           45,831             45,831(13)              --              --

America Online Inc.                    1,534,656            300,000(14)          1,234,656           2.9%

Linda G. Robinson                          9,000              9,000(15)              --              --

Kenneth  Lerer                             9,000              9,000(16)              --              --

Walter Montgomery                          2,000              2,000(17)              --              --

----------------------

 (1) Represents 1,966,668 shares of common stock which may be acquired upon the conversion of 2% convertible debentures and interest payable on these debentures in the form of common stock, with a conversion ratio of $9.00 per share, subject to adjustment, and 102,753 shares of common stock subject to a warrant which has an exercise price of $3.01 per share, subject to adjustment.

 (2) Represents 232,895 shares of common stock which may be acquired upon the conversion of 2% convertible debentures and interest payable on these debentures in the form of common stock, with a conversion ratio of $9.00 per share, subject to adjustment, and 12,168 shares of common stock subject to warrants with an exercise price of $3.01 per share, subject to adjustment.

 (3) Represents 1,552,633 shares of common stock which may be acquired upon the conversion of 2% convertible debentures and interest payable on these debentures in the form of common stock, with a conversion ratio of $9.00 per share, subject to adjustment, and 81,121 shares of common stock subject to warrants, with an exercise price of $3.01 per share, subject to adjustment.

 (4) Represents 258,772 shares of HAI common stock which may be acquired upon the conversion of 2% convertible debentures and interest payable, with a conversion ratio of $9.00 per share and 13,520 shares of HAI common stock, subject to warrants, with an exercise price of $3.01 per share, subject to adjustment.

 (5) Represents 50,000 shares of common stock subject to warrants with an exercise price of $3.01 per share, subject to adjustment.

 (6) Mr. French is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 45,090 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

 (7) Mr. Klimczak is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 65,274 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

 (8) Ms. Gordon is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 48,803 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

 (9) Mr. McConnell is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 24,728 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

(10) Mr. Phillips is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 22,841 shares of common stock issuable upon the conversion of options for an exercise price of $4.25 per share.

(11) Mr. Sulak is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 40,147 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

(12) Mr. Nickols is a former insurance agent of Provident Indemnity Life Insurance Company, a former subsidiary of HAI. Represents 25,328 shares of common stock issuable upon the conversion of options at an exercise price of $4.25 per share.

(13) Represents 45,831 shares of common stock issuable upon conversion of options assigned to Mr. Snelling at an exercise price of $4.25 per share.

(14) Represents 300,000 shares of common stock which may be acquired upon exercise of a warrant dated November 13, 1998 with an exercise price of $4.48 per share.


(15) Represents 9,000 shares of common stock which may be acquired upon exercise of a warrant dated as of September 16, 1998 with an exercise price of $3.28 per share.

(16) Represents 9,000 shares of common stock which may be acquired upon exercise of a warrant dated as of September 16, 1998 with an exercise price of $3.28 per share.

(17) Represents 2,000 shares of common stock which may be acquired upon exercise of a warrant dated as of September 16, 1998 with an exercise price of $3.28 per share.


(18) In connection with this purchase of our convertible debentures, we entered into a registration rights agreement which requires us to register 110% of the number of shares of common stock which the debentures could be currently converted into plus interest thereon paid in the form of stock as well as 110% of the number of shares issuable upon the exercise of the warrants. For purposes of this calculation and for determining the amount of securities to be registered, we utilized the conversion and/or exercise price of $3.00 per share.

                              Plan of Distribution

         The shareholders selling common stock under this prospectus, or their pledgees or transferees, may offer their shares of our common stock at various times through dealers or brokers or other agents or directly to one or more purchasers in one or more of the following transactions:


         o on the NASDAQ National Market or other exchange on which the common stock may be listed for trading;

         o   in the over-the-counter market;
         o   in privately negotiated transactions;
         o   in brokerage transactions;
         o   put or call option transactions;
         o   in short sales; or
         o   in a combination of any of the above transactions.

         The shareholders selling common stock under this prospectus may sell their shares:

         o   at market prices prevailing at the time of sale;
         o   at prices related to those prevailing market prices; or
         o   at negotiated prices.

         These selling shareholders may use brokers, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the shareholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. The discounts, concessions or commissions as to a particular broker, dealer or other agent may be in excess of those customary in the type of transaction involved.

         The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock or of securities convertible into or exchangeable for the common stock in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to those broker-dealers or other financial institutions of the common stock offered by this prospectus, which common stock the broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect the transaction).

         This prospectus also may be used, with our consent, by donees or pledgees of the shareholders selling common stock under this prospectus, or by other persons acquiring common stock from these shareholders and who wish to offer and sell that common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth:

         o   the names of donees or pledgees of the shareholders;
         o   the number of shares of common stock involved;
         o   the price at which those shares are sold;
         o the commissions paid or discounts or concessions allowed, where applicable; and
         o any other material information with respect to the plan of distribution not previously disclosed.

         Upon a selling shareholder notifying HAI that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each selling stockholder and of the participating broker-dealer;
         o   the number of shares involved;
         o   the initial price at which the shares were sold;
         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         o   other facts material to the transactions.

         Additionally, upon a selling shareholder notifying HAI that a donee or a pledgee intends to sell more than 1,000 shares, HAI may file a supplement to this prospectus.

         Neither HAI nor the shareholders selling common stock under this prospectus can presently estimate the amount of this compensation. We know of no existing arrangements between any shareholder and any other shareholder, broker, dealer or other agent relating to the sale or distribution of the common stock. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the common stock may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of that distribution.

         The shareholders selling common stock under this prospectus will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by those shareholders. All of this may affect the marketability of the common stock.

         We will pay substantially all of the expenses incident to this offering other than commissions, concessions and discounts of brokers, dealers or other agents or the legal fees of the selling shareholders' counsel. Each shareholder selling common stock under this prospectus may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling shareholders and may agree to indemnify any statutory "underwriters" and controlling persons of those "underwriters" against certain liabilities, including certain liabilities under the Securities Act. In order to comply with certain states' securities laws, if applicable, the common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

                            Description of Securities

         Upon shareholder approval and filing with the Commonwealth of Pennsylvania of the amended and restated articles of incorporation, the description of the securities of HAI shall be as follows:

         Description of HAI Capital Stock. The authorized capital stock of HAI will consist of 1,900,000,000 shares of common stock $.10 par value, and 100,000,000 shares of preferred stock, $1.00 par value.


         HAI Common Stock. As of September 30, 2000, there were approximately 13,097,618 shares of HAI common stock outstanding held of record by approximately 186 shareholders and held by approximately 5,330 beneficial holders. HAI common stock is listed and traded on the NASDAQ National Market under the symbol "HAXS." Holders of HAI common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders may not cumulate votes in connection with the election of directors. The HAI articles of incorporation provide that a director may only be removed from office for cause and by the vote of at least 65% of the votes entitled to be cast at an annual or regular election. The holders of HAI common stock are entitled to receive ratably dividends, if any, declared from time to time by the HAI board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of HAI, the holders of HAI common stock are entitled to share ratably in all assets remaining after payment of liabilities. The HAI common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the HAI common stock. All outstanding shares of HAI common stock are fully paid and non-assessable.


         HAI Preferred Stock. HAI has 100,000,000 shares of HAI preferred stock authorized and no shares are outstanding. The HAI board of directors has the authority to issue the shares of HAI preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of HAI preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the HAI board of directors, without shareholder approval, can issue HAI preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of HAI common stock. The issuance of HAI preferred stock may have the effect of delaying, deferring or preventing a change in control of HAI.

         HAI Transfer Agent and Registrar. The transfer agent and registrar for the HAI common stock is ChaseMellon Shareholder Services LLP, 450 West 33rd St., 10th Floor, New York, NY 10001 and its telephone number is (212) 273-8016.

         Indemnification. As of October 6, 1999, we entered into a registration rights agreement with certain selling shareholders that were previously our insurance agents. In the registration rights agreement, we agreed to indemnify these selling shareholders against all losses, claims, damages, liabilities and expenses caused by any untrue statement of material fact, alleged untrue statement of material fact or omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus. However, we are not obligated to indemnify these selling shareholders if the material misstatement or omission were caused by or contained in any information furnished in writing to us by these selling shareholders expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. Additionally, these selling shareholders have agreed to indemnify us against all losses, claims, damages, liabilities and expenses caused by any untrue statement of material fact, alleged untrue statement of material fact or omission of a material fact required to be stated to make the statement not misleading that was contained in any information furnished in writing to us by these selling shareholders expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus.


         On September 14, 1999, we entered into a registration rights agreement with certain selling shareholders who concurrently purchased our securities. In the registration rights agreement, we agreed to indemnify certain selling shareholders, including Brown Simpson Partners I, Ltd. and Brown Simpson-ORD Investments LLC, LB I Group Inc., UICI and Mr. Clemens against all losses, claims, damages, liabilities and costs relating to any untrue statement of material fact, alleged untrue statement of material fact or omission of a material fact required to be stated to make any statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus. We also agreed to indemnify these selling shareholders for any violation of any law, including state and federal securities laws. However, we are not obligated to indemnify these selling shareholders if the material misstatement or omission upon which we reasonably relied were caused by or contained in any information furnished in writing to us by these selling shareholders expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus.


         Additionally, these selling shareholders have agreed to indemnify us against all losses, claims, damages, liabilities and expenses caused by any untrue statement of material fact, alleged untrue statement of material fact or omission of a material fact required to be stated to make the statement not misleading upon which we reasonably relied and which was contained in any information furnished in writing to us by these selling shareholders expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. These selling shareholders will not have to indemnify us against any misstatement or omission regarding the selling shareholders' proposed method of distribution unless the misstatement or omission was reviewed and approved in writing by these selling shareholders. These selling shareholders are not required to indemnify us for the cost of settling any proceeding unless the settlement was previously approved, in writing, by these selling shareholders. Additionally, the liability of these selling shareholders for any indemnification of the selling shareholder may not exceed the net proceeds received by these selling shareholders upon the sale of securities that giving rise to the indemnification obligation.


        We entered into a registration rights agreement with Royal Bank of Canada as of September 28, 2000. Pursuant to this agreement, we agreed to indemnify this selling shareholder against any losses, claims, damages, liabilities, costs or expenses relating to any untrue statement of a material fact or any omission of a material fact required to make a statement not misleading, but only to the extent that any untrue statement or omission was not based on information provided by this selling shareholder. The selling shareholder agreed to indemnify us against all liabilities caused by an untrue statement or omission of material fact upon which we reasonably relied and that was contained in any information furnished in writing to use by this selling shareholder expressly for use in this registration statement.


         On November 13, 1998, we entered into a registration rights agreement with America Online Inc. pursuant to which we agreed to indemnify this selling shareholder against any losses, claims, damages or liabilities relating to any untrue statement of material fact or omission of material fact necessary to make the statements not misleading. We are not required to indemnify the selling shareholder for any liabilities for any statement made in reliance upon written information furnished to the Company by the selling shareholder for the purpose of preparing the registration statement. The selling shareholder agreed to indemnify us against all liabilities caused by any untrue statement or omission of material fact upon which we reasonably relied and that was contained in any information furnished in writing to us by this selling shareholder expressly for use in the registration statement.

                                     Experts

         The consolidated financial statements of HealthAxis Inc and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this Registration Statement on Form S-3 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


         The consolidated financial statements of Insurdata Incorporated and Subsidiaries at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in HAI's Form 8- K/A filed with the SEC on April 20, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  Legal Matters


         Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania, will give its opinion as to the validity of the shares of common stock offered by the shareholders selling common stock under this prospectus.


                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning HealthAxis Inc. at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

         We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes our prospectus as allowed by SEC rule. This prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.


         This prospectus incorporates important business and financial information about HealthAxis Inc. that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to the Secretary, HealthAxis Inc., 2500 DeKalb Pike, East Norriton, PA 19401, and telephone requests may be directed to Mr. Steven Kaplan at (610) 279-2500.

         We incorporate by reference the documents listed below which we previously filed with the SEC and all amendments to such documents:


         1. Our annual report on Form 10- K/A for the year ended December 31, 1999, which we filed on December 19, 2000.

         2. Our quarterly report on Form 10-Q/A for the three months ended March 31, 2000, which we filed on December 19, 2000.

         3. Our quarterly report on Form 10-Q/A for the six months ended June 30, 2000, which we filed on December 19, 2000.

         4. Our quarterly report on Form 10-Q/A for the quarter ended September 30, 2000, which we filed on December 19, 2000.


         5. Our current report on Form 8-K reporting the consummation of the merger of Insurdata Incorporated with and into HealthAxis which we filed on January 21, 2000, and amendment on Form 8-K/A, filed on February 17, 2000.

         6. Our current report on Form 8-K reporting the execution of the reorganization and merger agreement between HAI, HealthAxis and a wholly owned subsidiary of HAI and the amendment to HAI's amended and restated Articles of Incorporation changing the name of the company from Provident American Corporation to HealthAxis Inc., which we filed on February 1, 2000.


         7. Our current report on Form 8-K containing the audited financial statements of Insurdata Incorporated which we filed on April 3, 2000, and the amendment to the current report on Form 8-K/A, filed on April 20, 2000.

         8. Our current report on Form 8-K reporting the sale of certain assets related to HealthAxis' retail insurance website to Digital Insurance, Inc., which we filed on July 20, 2000.

         9. Our current report on Form 8-K reporting progress of the reorganization with HealthAxis which we filed on September 18, 2000.

        10. Our current report on Form 8-K reporting the execution of the amended and restated reorganization and merger agreements with HealthAxis, the amendment to the securities purchase agreement related to HAI's 2% convertible debentures and warrants and the termination of the employment agreement with HAI's chairman, which we filed on October 11, 2000.

        11. Our current report on Form 8-K reporting the consummation of the sale of certain assets related to HealthAxis' retail website to Digital Insurance, Inc., which we filed on October 27, 2000.

        12. Our current report on Form 8-K reporting management changes, which we filed on January 3, 2001.

        13. Our current report on Form 8-K reporting the completion of the reorganization, which we filed with the SEC on January __, 2001.


         All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.


         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The shareholders selling common stock under this prospectus will not make an offer of their shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

================================================================================




                                5,180,864 Shares








                                 HEALTHAXIS INC.






                                  Common Stock






                                 --------------
                                   PROSPECTUS
                                 --------------








                 The date of this Prospectus is _________, 2001




================================================================================

                                     PART II


                             Required in Prospectus



Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

         Securities and Exchange Commission Registration Fee....................   $11,487*
                                                                                   -------
         Accounting Fees and Expenses...........................................    25,000**
                                                                                   -------
         Legal Fees and Expenses................................................    20,000**
                                                                                   -------
         Printing and Engraving Expenses........................................     5,000**
                                                                                   -------
         Blue Sky Fees and Expenses.............................................         0**
                                                                                   -------
                      Total....................................................    $61,487**
                                                                                   =======

-------------------
*    Actual
**   Estimated

Item 15. Indemnification of Directors and Officers.

         Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), the law of the Commonwealth in which the Registrant is organized, requires a corporation, subject to limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties, as long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. The Registrant's By-laws provide that the Registrant shall indemnify the Registrant's officers and directors against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in any action or proceeding, whether criminal, civil, administrative or investigative, to which they are a party, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The By-laws of the Registrant also contain certain provisions, permitted by the BCL, which eliminate the personal liability of directors of the Registrant to others, including the Registrant and the Registrant's shareholders, for money damages relating to any action taken or omitted to be taken by the director, unless the director breached or failed to perform his duties in good faith, in a manner he reasonably believed to be in the best interests of the Registrant and with such care, including reasonable inquiry, skill and diligence, as a person or ordinary prudence would use under similar circumstances, and such failure constituted self-dealing, willful misconduct or recklessness. In effect, the By-laws eliminate the liability of the Registrant's directors for negligent and grossly negligent business decisions. Such elimination of directors' monetary liability limits the ability of the Registrant and the Registrant's shareholders to bring claims against directors of the Registrant.

         The Registrant maintains an insurance policy that insures the Registrant's officers and directors against losses arising from claims brought against them for any negligent act, error, omission, breach of duty, misstatement or other act while acting in their capacities as officers or directors. The policy includes certain standard coverage exclusions and deductibles.

Item 16. Exhibits.


5.1     Opinion of  Stradley Ronon Stevens & Young, LLP.


23.1    Consent of BDO Seidman, LLP.

23.2    Consent of Ernst & Young LLP.


23.3    Consent of  Stradley Ronon Stevens & Young, LLP (included in Exhibit
        5.1).

24.1 Power of Attorney of certain signatories (included on the signature page).*

--------------
*Previously filed.


Item 17. Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Norriton, Commonwealth of Pennsylvania on December 29, 2000.

                                        HEALTHAXIS INC.

                                        By: /s/ Michael Ashker
                                            ------------------------------------
                                            Michael Ashker, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on December 29, 2000 in the capacities and on the dates indicated.

Name                                       Title
----                                       -----
/s/ Michael Ashker                         President and Chief Executive Officer
------------------------------------       (principal executive officer)
Michael Ashker


/s/ Anthony R. Verdi                       Chief Operating Officer , Chief Financial
------------------------------------       Officer and Treasurer (principal financial and
Anthony R. Verdi                           accounting officer)

                *
------------------------------------       Chairman and Director
Alvin H. Clemens


                *
------------------------------------       Director
Harold M. Davis


                *
------------------------------------       Director


                *
------------------------------------       Director
Henry G. Hager

                *
------------------------------------       Director
George W. Karr, Jr.


                *
------------------------------------       Director
Edward W. LeBaron, Jr.


                *
------------------------------------       Director
Theophile J. Mignatti, Jr.


                *
------------------------------------       Director


                *
------------------------------------       Director
P. Glenn Moyer


By: /s/ Michael Ashker
   ---------------------------------       Attorney-in-Fact
   Michael Ashker

                                  Exhibit Index



Number


5.1      Opinion of  Stradley Ronon Stevens & Young, LLP.


23.1     Consent of BDO Seidman, LLP.

23.2     Consent of Ernst & Young LLP.


23.3     Consent of  Stradley Ronon Stevens & Young, LLP (included in
         Exhibit 5.1).

24.1 Power of Attorney of certain signatories (included on the signature page).*

--------------
*Previously filed.